Exhibit 99.1

Aug. 5, 2015

To: All Motorola Solutions employees

Information on our planned tender offer

In addition to earnings today, we announced our intent to repurchase up to $2 billion in shares through a process known as a “tender offer.”

We are including information about the tender offer separately from our other news here.

This accelerated return of capital demonstrates our conviction in our business, our confidence in our future and our commitment to shareholder value. It also reflects our belief that Motorola Solutions common stock is a compelling investment opportunity.

Best regards,

Greg Brown

Chairman and CEO

ADDITIONAL INFORMATION REGARDING THE TENDER OFFER

This communication is for informational purposes only, is not a recommendation to buy or sell Motorola Solutions common stock, and does not constitute an offer to buy or the solicitation to sell shares of Motorola Solutions common stock. The tender offer described in this communication has not yet commenced, and there can be no assurances that Motorola Solutions will commence the tender offer on the terms described in this communication or at all. The tender offer will be made only pursuant to the Offer to Purchase, Letter of Transmittal and related materials that Motorola Solutions expects to file with the Securities and Exchange Commission upon commencement of the tender offer. STOCKHOLDERS ARE URGED TO CAREFULLY READ THE OFFER TO PURCHASE, LETTER OF TRANSMITTAL AND RELATED MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE VARIOUS TERMS OF, AND CONDITIONS TO, THE TENDER OFFER, THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES. Once the tender offer is commenced, stockholders will be able to obtain a free copy of the tender offer statement on Schedule TO, the Offer to Purchase, Letter of Transmittal and other documents that Motorola Solutions will be filing with the Securities and Exchange Commission at the Commission’s website at www.sec.gov. Additional copies of these materials may be obtained for free by contacting Motorola Solutions at 1303 E. Algonquin Road, Schaumburg, IL, 60196, Attn: Investor Relations, or Alliance Advisors, LLC, the information agent for the tender offer, at 855-737-3180.